EXHIBIT 10-Q.19

              NATURAL GAS FIRM SUPPLY AGREEMENT

This Natural Gas Firm Supply Agreement ("Agreement"), is made, entered into, and effective, as of the 1st day of October, 1994 by and between ANADARKO TRADING COMPANY
(Seller), and INDIANA GAS COMPANY, INC. (Buyer).

                          Recitals

     1. Seller is a corporation incorporated and existing u nder the laws of the State of Delaware with its principal place of business at 17001 Northchase Drive, Houston, Texas.

     2. Buyer is a corporation incorporated and existing un der the laws of the State of Indiana, with its principal place of business at 1630 North Meridian
     Street, Indianapolis, Indiana.

     3. This Agreement contains the mutual promises, warranties, and covenants pursuant to which Buyer as a purchaser of natural gas, and Seller as a merchant of natural gas, shall perform the transactions described herein.

     4. Under this Agreement, Seller agrees to provide natu ral gas on a firm basis, consistent with the terms and conditions contained herein. Seller's ability to provide natural gas on a firm basis, as represented to Buyer and as agreed to herein, is a fundamental inducement to Buyer's decision to enter this Agreement and forms an essential element of the basis for the bargained exchanges herein.

     Definitions

                         As used herein, the following words
          shal l have the following definitions:

                                   A.   The term
               "Transporter" shall m ean Panhandle Eastern
               Pipe Line Company, or its successor.

                                   B.   The term
               "Transporter's Tariff " shall mean the tariff provisions of Transporter, as approved by the Federal Energy Regulatory Commission, or any successor thereto, ("FERC"), including changes to such tariff made after this Agreement is effective, and Buyer's contractual arrangements with Transporter.
               If FERC should determine that Transporter's
               Tariff shall cease to apply, in whole or in part, to transactions hereunder, the parties will promptly meet to determine and negotiate mutually acceptable replacement guidelines and standards. In that event, until an agreement is reached, the most recently effective Transporter's Tariff shall continue to apply.

                                   C.   The term "Btu" shall
               mean Brit ish thermal unit, as defined in Transporter's Tariff.

                                   D.   The term "Contract
               Month" shal l mean a calendar month during the effectiveness of this Agreement, as interpreted in light of Transporter's tariff.

                                   E.   The term "Day" shall
               be define d as it is defined in Transporter's
               Tariff, or as applied by Transporter.

                                   F.   The term "Gas" shall
               mean natu ral gas, which shall meet the
               quality specifications in this Agreement and Transporter's Tariff.

                                   G.   The terms "MMBtu,"
               "Dekatherm" or "DTH" shall mean one million
               (1,000,000) British thermal units.

                                   H.   The term "Maximum
               Daily Quanti ty" shall mean the quantity of Gas which Seller shall stand ready to supply on any Day during a Contract Month to the extent nominated by Buyer for purchase as the "Nominated Daily Quantity".

                                   I.   The term "Nominated
               Daily Quan tity" shall mean the quantity of Gas which Seller shall deliver to Transporter for the account of Buyer on a particular Day, which quantity shall be scheduled by Buyer pursuant to Paragraph 5, labeled "Scheduling Procedures", of this Agreement, but not to exceed the Maximum Daily Quantity.

                                   J.   The term "Receipt
               Point(s)" sh all mean the point or points on Transporter's system where Gas quantities are delivered hereunder by Seller to Buyer.

     1. Term: The term of this Agreement shall be from Oct ober 1, 1994 through September 30, 1995.

 2.  Quantity:

                    (a)  Subject to the provisions herein,
          Seller represents, agrees, and assures that Seller can and shall make available on a firm basis, to the extent scheduled by Buyer as the Nominated Daily Quantity, the following Maximum Daily Quantities of Gas for purchase by Buyer in accordance with the following schedule as to each Contract Month during the term of this Agreement:

          Contract Month            Maximum Daily Quantity
          October, 1994       -          0 MMBtu per day
          November, 1994      -          0 MMBtu per day
          December, 1994      -     50,000 MMBtu per day
          January, 1995       -     50,000 MMBtu per day
          February, 1995      -     50,000 MMBtu per day
          March, 1995         -          0 MMBtu per day
          April, 1995         -          0 MMBtu per day
          May, 1995           -          0 MMBtu per day
          June, 1995          -          0 MMBtu per day
          July, 1995          -          0 MMBtu per day
          August, 1995        -          0 MMBtu per day
          September, 1995     -          0 MMBtu per day

                    (b)  No provision of this Agreement
          shall be construed to require Buyer to purchase or take any minimum quantity of Gas, or to pay Commodity Charges for any minimum quantity not taken except as set forth in Paragraph 14 (b) hereof.

     3. Price: Subject to the terms of this Agreement, Buy er shall pay to Seller a Commodity Reservation
     Charge and a Commodity Charge. Those charges shall be determined as follows:

                    (a)  Commodity Reservation Charge - Each
          Cont ract Month, Buyer shall pay to Seller an amount determined by multiplying the applicable Maximum Daily Quantity set forth in Paragraph 2 above by the Reservation Rate set forth for that particular Contract Month in the following schedule times the number of Days in that particular Contract Month.

          Contract Month                Reservation Rate
          October, 1994                 $0.000   per MMBtu
          November, 1994                $0.000   per MMBtu
          December, 1994                $0.085   per MMBtu
          January, 1995                 $0.085   per MMBtu
          February, 1995                $0.085   per MMBtu
          March, 1995                   $0.000   per MMBtu
          April, 1995                   $0.000   per MMBtu
          May, 1995                     $0.000   per MMBtu
          June, 1995                    $0.000   per MMBtu
          July, 1995                    $0.000   per MMBtu
          August, 1995                  $0.000   per MMBtu
          September, 1995               $0.000   per MMBtu

                    (b)  Commodity Charge - Buyer and Seller
          inte nd to apply a method of daily pricing, figured from a commodity price index, to commodity sales under this Agreement. Buyer shall pay to Seller each Contract Month an amount determined by summing all applicable "Daily Amounts" for the Contract Month. A "Daily Amount" shall apply to each day during the Contract Month for which Buyer has nominated quantities for purchase. The "Daily Amounts" shall be determined by multiplying i) the quantities of Gas actually delivered to Buyer under this Agreement at the Receipt Point(s) for the particular Day of the Contract Month, up to Buyer's Nominated Daily Quantity, ii) by a price per MMBtu determined using the arithmetic average of the high and low prices in the price range reported in Gas Daily, in the table "DAILY PRICE SURVEY", for "PEPL North--Texas Panhandle", for the applicable Day, which price shall be deemed to be a delivered price to the Receipt Point(s), inclusive of actual transportation charges (including ACA, GRI, fuel, all applicable surcharges, gathering costs, transition costs, and take or pay, or other costs, if any) from the wellhead to the Receipt Point(s), and shall include all royalties and all present and future production, delivery, severance, and excise taxes, and all other costs of delivery to the Receipt Point(s). As to any Day for which Gas Daily for any reason (e.g. holidays and weekends) does not publish the above referenced prices, the applicable prices shall be that utilized for the last prior Day such was published.

                         If a Receipt Point(s) other than
          mainlin e Receipt Point(s) is used, any gathering, transportation or other costs imposed on Buyer to transport the gas to Transporter's mainline shall be deducted from the Commodity Charge.

                    (c)  Applicable Commodity Charge Index.
          If a t any time Gas Daily (or any successor publication selected hereunder) is no longer published, or if the specific postings referenced in Gas Daily are no longer published, or no longer reflect the original posting methodology used at the time of the execution of this Agreement, the commodity price shall be temporarily determined by reference to applicable price postings in NGI's Daily Gas Price Index and the Parties shall promptly negotiate a new mutually agreeable method and/or successor publication from which to determine commodity pricing.

 4.  Taxes:

                    (a)  Subject to the terms of this
          Agreement, Seller shall pay all taxes imposed with respect to the Gas delivered to Buyer hereunder prior to delivery at the Receipt Point(s) and Buyer shall pay all taxes imposed upon Buyer with respect to such Gas on and after delivery thereof to Buyer at the Receipt Point(s).

                    (b)  If any sale of Gas from Seller to
          Buyer pursuant to this Agreement shall be subject to sales, use, or gross receipts tax, such tax shall be borne by the Buyer. It is expressly understood that the price mutually agreed to between Seller and Buyer as provided for in Paragraph 3 above shall be exclusive of sales, use, or gross receipts tax related to the sale from Seller to Buyer under this Agreement. Buyer shall provide documentation to Seller of Buyer's exemption from any tax that may otherwise apply under this Agreement. If documentation is not provided, Buyer shall reimburse Seller for any taxes paid by Seller which are attributable to Buyer under this Agreement.

     5. Scheduling Procedures: Scheduling of purchases hereunder shall be made by Buyer according to the following procedures:

          By 12:00 p.m. (noon), Eastern Standard Time, on th e fourth day preceding the day Transporter designates as the day on which nomination information must be submitted in order to ensure timely scheduling of gas transportation on the first Day of the following Contract Month (Transporter's Nomination Deadline), Buyer shall provide written notification to Seller of the initial Nominated Daily Quantity, not to exceed the Maximum Daily Quantity, which Seller is to deliver to Transporter for the account of Buyer on the first Day of that following Contract Month.

          By 12:00 p.m. (noon), Eastern Standard Time, on th e Day immediately preceding Transporter's Nomination Deadline, Seller shall provide to Buyer, in writing, all information required pursuant to Transporter's Tariff, and other pertinent nomination and scheduling guidelines and procedures (Nomination Information), for Buyer to make a complete and valid nomination for gas transportation service to commence on the first Day of the following Contract Month. Until subsequently changed by Buyer pursuant to the following, Seller shall continue to deliver the initial Nominated Daily Quantity to Transporter, for the account of Buyer, each Day of the following Contract Month.

          In its sole discretion, Buyer may elect to prospectively change the Nominated Daily Quantity by providing notice to Seller of the changed Nominated Daily Quantity and the Day on which the changed Nominated Daily Quantity is to be effective (the Effective Date). Such notification shall be provided by Buyer to Seller via telephone with concurrent transmission by telefacsimile to Seller's representative(s) and shall be provided not less than four (4) hours prior to the time transporter specifies as the time beyond which Transporter will not accept and schedule changes to a valid nomination for gas transportation service to occur on the Effective Date; which time, specified by Transporter, is the Nomination Cut-off Time. Not less than two (2) hours prior to the Nomination Cut-off Time, Seller shall provide to Buyer's representative(s) all Nomination Information required to make a complete and valid nomination for gas transportation service to commence on the Effective Date. Seller shall continue to deliver to Transporter, for the account of Buyer, the changed Nominated Daily Quantity each Day unless and until Buyer elects to again change the Nominated Daily Quantity pursuant to the preceding.

          Buyer may elect to prospectively change the Nomina ted Daily Quantity for any Day of the month.

     6. Receipt Point(s): The Receipt Point(s) hereunder s hall be at the ITP-ATC Mainline Pool Point, Meter Station PO 9995 located on Transporter's mainline system, unless both parties reach prior mutual agreement on the use of different Receipt Point(s) for a particular Contract Month or portion thereof. Seller shall have a firm obligation to deliver the Nominated Daily Quantity to Buyer at the Receipt Point(s). Buyer shall have the discretion to waive the requirement that a mainline receipt point be used, provided, however, that no such waiver shall constitute a waiver pertaining to any other or future purchases and any such waiver shall not prejudice the ability of Buyer to insist on future mainline deliveries.

     7. Operations: Buyer and Seller agree to accept for purposes of this Agreement the applicable quality, delivery pressure, measurement requirements and other applicable rules, procedures, guidelines, tariff provisions, contractual arrangements and policies of Transporter, as the same may change from time to time.

     8. Gas Quality: Gas delivered hereunder shall comply with the quality and other specifications of Transporter's Tariff, and shall be merchantable and free from impurities that could affect its safe and normal use, and free from hazardous or toxic substances, wastes, or other contaminants.

     9. Penalties: Seller shall be liable for all penaltie s, cashouts, or other costs imposed on Buyer or Seller by any third parties, including Seller's transporters and Transporter, to the extent that such penalties are caused by Seller's actions or inactions.
     Buyer shall be liable for all penalties, cashouts, or other costs imposed on Buyer by Transporter, to the extent that such penalties are caused by Buyer's actions or inactions. Seller agrees to use all reasonable efforts to acquire operational balancing agreements with Transporter, or other arrangements to minimize the possibility of imbalance at the Receipt
     Point(s) associated with Buyer's quantities.

     10. Measurement: Measurement and determination of the quantity of Gas delivered to Buyer at the Receipt
     Point(s) shall be made in accordance with the measurement procedures provided in Transporter's
     Tariff.

11.  Billing and Payment:

                    (a)  On or before the fifteenth (15th)
          day fo llowing each Contract Month, Seller shall furnish, or have furnished, one statement to Buyer stating the quantity of Gas delivered to the Receipt Point(s) for Buyer's account in the preceding Contract Month and the total dollar amount due Seller pursuant to this Agreement (the "Statement"). Seller's Statement shall reflect both Commodity Reservation and Commodity Charges due to Seller for the preceding Contract Month.
          As to Commodity Charges, Seller's Statement shall be based on Buyer's Nominated Daily Quantity for each Day of such Contract Month, unless actual information is available indicating Buyer received less than the Nominated Daily Quantity, in which event the statement shall be based on the actual information or best available estimate. On or before the twenty-fifth (25th) day of the month or the tenth day following the receipt of Seller's statement ("Due Date"), whichever is later, Buyer shall make payment to Seller by wire transfer as set forth in Paragraph 15 hereof.

                    (b)  Buyer shall have the right to
          offset amo unts payable by Seller, due from Seller to Buyer, or costs attributable to Seller against any payments from Buyer to Seller, provided Buyer first provides to Seller documentation supporting such offset amounts.

                    (c)  Interest shall accrue on all late
          paymen ts commencing on the applicable Due Date at the then current prime rate of National City Bank, Indianapolis, Indiana, or its successor, or the maximum lawful rate, whichever is lower.

                    (d)  If the Statements above are based
          on nom inations or estimates of quantities delivered, Seller shall have the duty to promptly reconcile such amounts with actual deliveries and remedy the imbalance in accordance with the procedures specified in Paragraphs 9 and 14 and as otherwise provided herein, and in accordance with Transporter's procedures.

     12. Force Majeure: All obligations of the parties to this Agreement, except for the obligation to make payments due hereunder, shall be suspended while and only for so long as compliance is prevented by a cause beyond the control of the party claiming force majeure, such as an "Act of God", war, civil disturbance, Federal or State or local law, or binding order of a court or governmental agency, provided the suspension shall be only to the extent performance was prevented by the event of force majeure and provided the party claiming force majeure provides immediate notice by telephone and followed by prompt written notice by telecopy with reasonably full particulars to the other party at or near the commencement of such force majeure.

          Notwithstanding the foregoing, the events or occurrences described above shall relieve Seller of its obligations under this Agreement only to the extent Seller's performance is prevented and only after Seller has first curtailed all interruptible sales of Gas supplies to be delivered to Transporter, and curtailed on a prorata basis all firm sales of Gas supplies to be delivered to Transporter. A party claiming force majeure hereunder shall have the duty to make all reasonable efforts to remedy the force majeure condition as promptly as possible.

          Nothing in this force majeure provision shall serv e to absolve a party hereto from liability for its own negligence or failure to exercise reasonable care in performance of this Agreement.

          The term force majeure specifically excludes the following occurrences or events:

                    (a)  the loss, interruption, or
          curtailment o f interruptible transportation on either Transporter or any third party transporter to effect receipt or delivery of Gas hereunder;

                    (b)  decreases in natural Gas supply due
          to a llocation or reallocation of production by well operators, prorationing, or for other reasons;

                    (c)  failure of specific, individual
          wells or appurtenant facilities in the absence of a force majeure event broadly affecting other wells in the same geographic area.

          Notice of force majeure must be sent immediately, without regard to standard business hours, by telephone and telecopy, with hard copy sent by overnight mail, to each of the representatives for Buyer or Seller designated below.

     BUYER:                             SELLER:

     Indiana Gas Company, Inc.  Anadarko Trading Company
     Attn:  Curt S. Hribernik   Attn:  Jake Woodall
            Gas Supply                 Marketing
     1630 N. Meridian Street    17001 Northchase Drive
     Indianapolis, IN 46202     Houston, TX  77060
     Phone: (317) 321-0610      Phone: (713) 874-3263
     Telecopy:  (317) 921-2760  Telecopy: (713) 874-3354
               and                      and
     Indiana Gas Company, Inc.  Anadarko Trading Company
     Attn:  Gas Control         Attn:  Gas Control
     1630 N. Meridian Street    17001 Northchase Drive
     Indianapolis, IN 46202     Houston, TX  77060
     Phone:  (317) 321-0535     Phone: (713)874-3290
     Telecopy: (317) 321-0787   After Hours:  (800) 375-2337
                                              I.D. #0049
                                Telecopy: (713) 874-1656

13.  Possession and Warranty of Title:

                    (a)  As between the parties hereto,
          Seller sh all be in exclusive control and possession of the Gas delivered hereunder until the same shall have been received by Transporter for Buyer's account at the Receipt Point(s). Upon such delivery and receipt, control and possession will transfer to Transporter, provided however, that this provision does not relieve Seller of its responsibility for injuries or damage caused if Seller fails to meet the quality standards of this Agreement, or Transporter's Tariff. Title to Gas delivered hereunder shall pass at the Receipt Point(s).

                    (b)  Seller warrants to Buyer that it
          has goo d and marketable title and/or authority to sell all Gas delivered hereunder and such Gas is free and clear from all liens, claims, and encumbrances of every kind. Seller will indemnify and save Buyer harmless against all losses, damages and expenses of every character including, but not limited to, reasonable attorneys' fees, with respect to the Gas delivered by it to Buyer on account of royalties, taxes, payments or other charges applicable before delivery of the Gas hereunder, as well as any liens, encumbrances and claims of every kind which relate to control or possession of the Gas prior to delivery by Seller under this Agreement.




14.  Assurance of Supply:

                    (a)  In the event Seller fails to
          deliver the quantities of Gas as agreed herein for any reason other than force majeure, Seller shall reimburse Buyer within 15 days of receipt of an invoice and supporting detail from Buyer for the difference, if any, between the price per MMBtu which Buyer would have paid Seller for the deficient portion of the Nominated Daily Quantity under this Agreement, and the price per MMBtu for the same quantity of Gas which Buyer or its agents may acquire in replacement thereof. Buyer shall use its reasonable efforts to obtain such replacement Gas at the lowest price reasonably possible.

                         Seller shall reimburse Buyer for
          actual damages incurred related to the
          underdelivery, including incremental costs and expenses incurred by Buyer related to the underdelivery or to the replacement of Gas as a result of Seller's failure to deliver as agreed, and including Transporter's demand charges incurred without corresponding benefit to Buyer, reimbursement for all penalties, imbalances, and cashouts incurred. If the failure to deliver is substantial, Seller shall forfeit all Commodity Reservation Charges to otherwise be paid under this Agreement for that Contract Month. The amount of reimbursement due pursuant to this Paragraph shall be Buyer's sole and exclusive monetary remedy. In addition to the remedies above, Buyer shall retain the right to terminate this Agreement. In the event of a force majeure occasion affecting Seller's deliveries, if Seller fails to prorate curtail in accordance with Paragraph 12 of this Agreement, Buyer shall also have the right to seek specific performance and/or injunctive relief to seek delivery of Buyer's proportionate share.

     Assurance of Market Demand:

                    (b)  In the event Buyer fails to
          purchase Buy er's Nominated Daily Quantity scheduled by Buyer for a particular Contract Month, for reason other than as permitted by this Agreement, Buyer shall reimburse Seller within 15 days of receipt of an invoice and supporting detail from Seller for actual damages incurred related to such failure to purchase, including the difference (if any) between the price per MMBtu which Seller would have received from Buyer for the deficient portion of the Nominated Daily Quantity for the particular Contract Month under this Agreement, and the price per MMBtu for the same quantity of Gas which Seller sells to a third party in replacement thereof. In addition, Buyer shall reimburse Seller for actual damages incurred related to such failure to purchase including incremental costs and expenses incurred by Seller related to the replacement sale of the Gas as a result of Buyer's failure to purchase the Nominated Daily Quantity as scheduled. Seller shall use its best efforts to sell such replacement Gas at the highest price possible, pursuant to arms length negotiation with a nonaffiliated entity. If or to the extent Seller is unable to sell any portion of the Gas in question to a replacement market(s), at Seller's option, Buyer shall take and pay for an equivalent amount of Gas in mutually agreeable subsequent months at the commodity price in effect for the month in which the deficiency occurred. The amount of reimbursement due pursuant to this Paragraph and the applicable Commodity Reservation Charge shall be Seller's sole and exclusive remedy.

     15. Correspondence: Except as provided in Paragraph 1 2 above, any notice, statement or bill shall be in writing and shall be duly delivered when (i) mailed, postage prepaid, by registered, certified, or first class mail, or (ii) sent by prepaid overnight delivery to the applicable address as follows, or (iii) by telecopy directed to the appropriate person and telecopy number below with hard copy also delivered as in (i) or (ii) above:

          NOTICES TO BUYER              NOTICES TO SELLER
     INDIANA GAS COMPANY,INC.      ANADARKO TRADING COMPANY
     1630 N. Meridian St.          17001 Northchase Drive
     Indianapolis, IN 46202        Houston, TX  77060
     Attn:  Curt S. Hribernik      Attn:  Jake Woodall
     Phone: (317) 321-0610         Phone: (713) 874-3263
     Telecopy: (317) 921-2760      Telecopy: (713) 874-3354

          INVOICES TO BUYER             INVOICES TO SELLER
     INDIANA GAS COMPANY, INC.     ANADARKO TRADING COMPANY
     1630 N. Meridian St.          17001 Northchase Drive
     Indianapolis, IN 46202        Houston, TX  77060
     Attn: Corporate Accounting    Attn:  Jake Woodall
     Phone: (317) 321-0610         Phone: (713) 874-3263
     Telecopy: (317) 921-2760      Telecopy:  (713) 874-3354

          PAYMENTS TO BUYER             PAYMENTS TO SELLER
     INDIANA GAS COMPANY, INC.     ANADARKO TRADING COMPANY
     1630 N. Meridian St.          Mellon Bank, N.A.
     Indianapolis, IN 46202        Pittsburgh, PA
     Attn: Curt S. Hribernik       Account No. 1157237
     Phone: (317) 321-0610         ARA No. 043000261
     Telecopy: (317) 921-2760      Confirmation of transfer:
                                   Ms. Lanette Chapman
                                   Phone: (713) 874-3364
16.  Miscellaneous:

                    (a)  This Agreement is subject to all
          applica ble laws, orders, rules, and regulations of any State or Federal governmental body or official having jurisdiction and both Seller and Buyer agree that the transactions agreed to hereunder shall be conditioned upon compliance with all such laws, orders, rules, and regulations.

                    (b)  Seller and Buyer expressly agree
          that la ws of the State of Indiana, except the law regarding conflict of laws, shall govern the validity, construction, interpretation and effect of this Agreement. All actions relating to this Agreement must be commenced and litigated in Indiana. Venue for any such litigation shall be in the United States District Court for the Southern District of Indiana, if jurisdictional requirements are met, otherwise in a court outside of Buyer's service area. Seller waives any argument that Seller lacks the minimum contacts with Indiana sufficient to permit an Indiana court to exercise lawful jurisdiction.

                    (c)  Each party shall have the right
          followin g the provision of reasonable notice and at all reasonable hours to examine the appropriate books and records of the other party to the extent necessary to verify compliance with this Agreement, including the accuracy of any statement, payment, a force majeure claim or other claimed excuse of performance. In the event an error is discovered and communicated to the other party, such error shall be adjusted promptly.

                    (d)  Buyer shall be entitled to request
          Selle r to perform such deliverability, quality, or other tests as may be necessary in Buyer's reasonable judgment, to confirm Seller's compliance with this Agreement and Transporter's Tariff. Buyer has the right to attend and observe such tests, which shall be performed at Seller's sole expense.

                    (e)  During any month, if the quantities
          rece ived by Transporter for Buyer at the Receipt Point(s), exceed Buyer's nomination for that Contract Month, with respect to those quantities Buyer shall have, pursuant to this Agreement, the right at its discretion to:

                                   (i)  if those quantities
               have not b een cashed-out by Transporter and those quantities are the result of Seller's overdeliveries to the Transporter for Buyer's account, Buyer shall have the right to Buyer's choice of the following options:

                                                  (a)
                    purchase those quant ities from Seller
                    at a mutually agreeable price, or

                                                  (b)
                    require Seller to re move those
                    quantities from Buyer's account with
                    Transporter, provided Transporter is
                    willing to place those quantities on
                    Seller's account with Transporter.
                    Moreover, and in that event, Buyer will
                    have no obligation to Seller with
                    respect to purchasing those quantities,
                    and to the extent Buyer has made any
                    payment to Seller related to those
                    quantities, Buyer shall be entitled to
                    reimbursement, which reimbursement will
                    occur no later than thirty (30) days
                    from the date Buyer notifies Seller that those quantities have been removed from Buyer's account with Transporter and have been placed on Seller's account with Transporter.

                                   (ii) If quantities have
               been cashed -out by Transporter and said quantities are the result of Seller's overdeliveries to Transporter for Buyer's account, Buyer shall have the right to Buyer's choice of the following options:

                                                  (a)  to
                    remit to Seller t he cash-out price per
                    MMBtu which is paid to Buyer by
                    Transporter, or

                                                  (b)  if
                    Buyer has paid Se ller for those
                    quantities, Buyer may receive cash
                    reimbursement equal to the difference
                    between the cashout price paid to Buyer
                    by Transporter, and the price paid by
                    Buyer to Seller for the cashout
                    quantity; or

                                                  (c)  if
                    Buyer has paid Se ller for those
                    quantities, Buyer may offset payments to Seller for the difference between the cashout price paid to Buyer by Transporter, and the price paid by Buyer to Seller for the cashout quantity.




                                   (iii)In addition to the
               above remed ies, Seller shall bear the
               economic burden of any non-cashout penalties caused by the overdeliveries.

                    (f)  Either party may pledge, mortgage
          or ass ign its rights hereunder as security for indebtedness. Either party may assign its rights or obligations under this Agreement to a corporate affiliate without the consent of the other party. This Agreement is otherwise non-assignable except with the prior written consent of Buyer and Seller.
                         This Agreement extends to and is
          binding upon the respective successors of Buyer and Seller.

                    (g)  If the Federal Energy Regulatory
          Commiss ion ("FERC") issues a rule, regulation, order or decision during the effectiveness of this Agreement which would subject Buyer to a detrimental economic effect from continued performance due to the effectiveness of the new rules, regulations, or tariff provisions, Buyer may within ninety (90) days of the FERC action give written notice to Seller of any changes to this Agreement it believes are necessary to maintain the economic bargain. If Buyer and Seller are unable to mutually agree upon appropriate modification(s) within thirty (30) days following the receipt of the above-referenced written notice, this Agreement shall terminate effective the next first day of the month occurring sixty (60) days following receipt of such written notice. Both parties shall have the duty to negotiate in good faith with respect to such modifications. Upon termination, the obligations of Buyer and Seller under the Agreement shall cease with the exception of the obligation to make payments still owing as to periods prior to the termination date.

                    (h)  The parties contemplate and
          condition al l obligations hereunder on the ability of Buyer to recover the entirety of all costs to be paid hereunder from Buyer's customers. If recovery of all such costs is prevented or frustrated by an action or omission of a regulatory or legal authority, Buyer shall have the right to terminate this Agreement without further obligation of any kind to Seller except to pay for Gas already delivered.

                    (i)  Seller shall have the right, but at
          no c ost, delay, risk, or expense to Buyer, to extract and retain liquefiable hydrocarbons and/or helium, or to have such extracted, through processing the natural gas delivered hereunder at a point(s) located on or adjacent to Transporter's system downstream of the Receipt Point. In the event Seller elects to process its natural gas pursuant to this Paragraph, Seller shall not initiate such processing unless Seller has made arrangements to keep Buyer whole on an MMBtu basis in terms of i) the total heating value of the natural gas to be redelivered to Transporter's system by Seller for Buyer's account after processing the natural gas stream as compared to
          ii) the total heating value of the natural gas attributable to natural gas initially sold to Buyer by Seller at the Receipt Point after reduction for the fuel required to transport the natural gas to the inlet of the processing facility so utilized. Further, such processing arrangements shall not cause Buyer to incur any accounting or other administrative duties. All liquefiable hydrocarbons and/or helium so extracted under this Paragraph shall become the property of Seller. Seller's option to commence the processing of natural gas pursuant to this Paragraph or to decrease or to increase the extent of such processing can be exercised from time to time at Seller's discretion. Seller agrees that it shall indemnify and hold Buyer harmless from any and all claims which may arise out of the extraction or sale of liquefiable hydrocarbons and/or helium from the natural gas stream sold to Buyer by Seller under this Agreement including but not limited to royalties or taxes related thereto.

                    (j)  This Agreement is conditioned on
          the con tinued solvency of Buyer and Seller. Both parties shall have the right to request reasonable information from the other so as to verify the continued solvency of the other party. If reasonable concerns as to the continued solvency of one party arise, the other party shall be entitled to reasonable assurances of the other party's continued ability to perform. If one party becomes insolvent or seeks bankruptcy relief, the other party may prospectively terminate this Agreement on prior notice without further obligation other than to pay for Gas previously delivered.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals.

     "SELLER"

ANADARKO TRADING COMPANY

By: ____________________________


Its: ___________________________


     "BUYER"

INDIANA GAS COMPANY, INC.


By: ____________________________

Its:____________________________
State of

County of


                        NOTARIZATION


     Before me appeared                   , who after being

duly sworn, executed this Agreement on behalf of Seller and

acknowledged his authority to sign this contract on behalf

of Seller.








                                       Notary Public
State of

County of


                        NOTARIZATION


     Before me appeared                   , who after being

duly sworn, executed this Agreement on behalf of Buyer and

acknowledged his authority to sign this contract on behalf

of Buyer.








                                       Notary Public